CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CODA OCTOPUS GROUP, INC.

Coda Octopus Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is Coda Octopus Group, Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article IV of the Corporation’s Certificate of Incorporation, as previously amended, by deleting the last four sentences from Paragraph A of Article IV.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to delete in its entirety Article VI of the Corporation’s Certificate of Incorporation.

FOURTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to delete in its entirety Article VIII of the Corporation’s Certificate of Incorporation.

FIFTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to delete in its entirety Article IX of the Corporation’s Certificate of Incorporation.

SIXTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to delete in its entirety Article XII of the Corporation’s Certificate of Incorporation.

SEVENTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to delete in its entirety Article XIII of the Corporation’s Certificate of Incorporation.

EIGHTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to renumber the following Articles of the Certificate of Incorporation:

Current Number	New Number

VII	VI

X	VII

XI	VIII

XIV	IX

NINTH: Each of the foregoing amendments was duly adopted by written consent in lieu of a meeting in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. The vote required was a 2/3 of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 27th day of June, 2016.

CODA OCTOPUS GROUP, INC.

By:
Annmarie Gayle
Chief Executive Officer